UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/01/2007

INSIGHTFUL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-020992

DE	04-2842217
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1700 Westlake Ave N, Suite 500, Seattle, WA 98109
(Address of principal executive offices, including zip code)

2068022365
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 1, 2007, Insightful Corporation (the "Company") entered into an agreement with Jeffrey E. Coombs ("Coombs"), the Company's chief executive officer, regarding executive compensation and severance matters in the event of a change of control or upon termination of employment in certain circumstances (the "Coombs Agreement"). The Coombs Agreement replaces an existing similar agreement dated August 29, 2004. The primary purposes for entering into the Coombs Agreement were to address issues raised by Section 409A of the Internal Revenue Code and related interpretations and guidance of the Internal Revenue Service (collectively, "IRC Section 409A"), clarify certain terms of the prior agreement, and provide comprehensive definitions of "Cause" and "Good Reason." The material terms of the Coombs Agreement are as follows:

- In the event that Coombs' employment is terminated without Cause or with Good Reason (as such terms are defined in the Coombs Agreement), the Company will pay him his salary and performance bonus fully earned through the date of termination (if any), plus severance pay equal to the lesser of (a) 18 months of his salary at the rate in effect on the date of termination plus 1.5 times his target at-plan bonus amount for the fiscal year in which the termination occurs, and (b) 2 times his "annual rate of compensation" (as such term is defined in the Internal Revenue Code and related interpretations and guidance of the Internal Revenue Service (the "IRC")). In addition, Coombs will have 9 months from the date of termination to exercise any vested and unexpired stock options.

- In the event of a Change of Control (as such term is defined in the Coombs Agreement), the Company will cause 50% of Coombs' unvested and unexpired stock options to vest and become exercisable immediately before the effectiveness of the Change of Control, provided that Coombs remains employed by the Company through such date. In the event that Coombs' employment is terminated without Cause or with Good Reason within the period beginning 3 months prior to and ending 12 months after a Change of Control, then in addition to receiving the severance payment and extended option exercise period described above, Coombs will receive accelerated vesting of the remainder of his unvested and unexpired stock options.

A copy of the Coombs Agreement is attached as Exhibit 10.1 and is incorporated into this current report by reference. This summary of the provisions of the Coombs Agreement is not complete, and you should refer to the exhibit for a copy of the actual agreement.

On October 1, 2007, the Company entered into an agreement with Richard P. Barber ("Barber"), the Company's chief financial officer, regarding executive compensation and severance matters in the event of a change of control or upon termination of employment in certain circumstances (the "Barber Agreement"). The Barber Agreement replaces an existing similar agreement dated July 26, 2004. The primary purposes for entering into the Barber Agreement were to address issues raised by IRC Section 409A, clarify certain terms of the prior agreement, provide comprehensive definitions of "Cause" and "Good Reason," and increase the amount of severance pay payable to Barber from 6 months to 12 months. The material terms of the Barber Agreement are as follows:

- In the event that Barber's employment is terminated without Cause or with Good Reason (as such terms are defined in the Barber Agreement), the Company will pay him his salary and performance bonus fully earned through the date of termination (if any), plus severance pay equal to the lesser of (a) 12 months of his salary at the rate in effect on the date of termination plus his target at-plan bonus amount for the fiscal year in which the termination occurs, and (b) 2 times his "annual rate of compensation" (as such term is defined in the IRC).

- In the event of a Change of Control (as such term is defined in the Barber Agreement), the Company will cause 50% of Barber's unvested and unexpired stock options to vest and become exercisable immediately before the effectiveness of the Change of Control, provided that Barber remains employed by the Company through such date. In the event that Barber's employment is terminated without Cause or with Good Reason within the period beginning 3 months prior to and ending 6 months after a Change of Control, then in addition to receiving the severance payment described above, Barber will receive accelerated vesting of the remainder of his unvested and unexpired stock options. Barber will have 6 months from the date of termination to exercise any vested and unexpired stock options.

A copy of the Barber Agreement is attached as Exhibit 10.2 and is incorporated into this current report by reference. This summary of the provisions of the Barber Agreement is not complete, and you should refer to the exhibit for a copy of the actual agreement.

Item 9.01.    Financial Statements and Exhibits

10.1         Agreement dated as of October 1, 2007, between Jeffrey E. Coombs and Insightful Corporation.

10.2         Agreement dated as of October 1, 2007, between Richard P. Barber and Insightful Corporation.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHTFUL CORPORATION

Date: October 04, 2007	By:	/s/ Richard P. Barber
Richard P. Barber
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Agreement dated as of October 1, 2007, between Jeffrey E. Coombs and Insightful Corporation.
EX-10.2	Agreement dated as of October 1, 2007, between Richard P. Barber and Insightful Corporation.